EXHIBIT 99.1

Boise Cascade Corporation Corporate Communications Department 1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390

For Immediate Release:  October 19, 2004

BOISE ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

BOISE, Idaho — Boise Cascade Corporation (NYSE:BCC) today reported third-quarter net income of $61.1 million, or 63 cents per diluted share.

The results included a $13.1 million pretax gain on the sale of certain Idaho timberlands recorded in our Boise Building Solutions segment; $8.8 million of costs related to the announced sale of our forest products assets in Corporate and Other; and $5.8 million of costs and lost income in Boise Office Solutions, Retail, and Boise Paper Solutions related to disruption from hurricanes in the southeastern United States.

By comparison, Boise reported net income of $32.9 million, or 48 cents per diluted share, in third quarter 2003 and $50.4 million, or 52 cents per diluted share, in second quarter 2004.  Before special items, Boise earned $30.0 million, or 43 cents per diluted share, in third quarter 2003 and $22.0 million, or 21 cents per diluted share, in second quarter 2004.

FINANCIAL HIGHLIGHTS
($ in millions, except per-share amounts)

	3Q 2004	3Q 2003	2Q 2004

Sales	$3,651	$2,111	$3,401
Net income	$61.1	$32.9	$50.4
Net income per diluted share	$0.63	$0.48	$0.52
BEFORE SPECIAL ITEMS
Net income	$61.1	$30.0	$22.0
Net income per diluted share	$0.63	$0.43	$0.21

- more -

Sales in third quarter 2004 increased 73% to $3.65 billion, compared with $2.11 billion in third quarter a year ago and $3.40 billion in second quarter 2004.  Year-over-year sales increased primarily because of our acquisition of OfficeMax in December 2003.  Sales were also aided by strong product prices in Boise Building Solutions and improving product prices in Boise Paper Solutions.

Boise Office Solutions
($ in millions)

	3Q 2004	3Q 2003	2Q 2004

Sales	$2,235	$934	$2,005
Operating income	$56.5	$31.0	$16.0
Operating margin	2.5%	3.3%	0.8%

On December 9, 2003, Boise acquired OfficeMax, Inc. Following that acquisition, the company began reporting two operating segments, Contract and Retail, within Boise Office Solutions, its office products distribution business.  Taken together, the two operating segments make up the company’s Boise Office Solutions business.

In third quarter 2004, Boise Office Solutions sales increased 139% to $2.235 billion, compared with $934 million in the same quarter a year ago. Sales for locations operating in both periods, including OfficeMax retail store locations on a pro forma basis, increased 4%.  Pro forma sales of office supplies and paper, technology products, and furniture each increased 3%.  Boise’s office papers sold through Boise Office Solutions increased 26% to 178,000 tons, compared with last year.

Boise Office Solutions operating income in the third quarter was $56.5 million, up from $31.0 million in the same quarter a year ago and $16.0 million in second quarter.  Segment sales, income, and operating margin increased sequentially in the third quarter.  The operating margin was 2.5% in third quarter 2004, compared with 3.3% in the third quarter a year ago and 0.8% in second quarter 2004.

In third quarter 2004, Boise Office Solutions achieved $30.8 million of integration synergies related to its acquisition of OfficeMax and recorded integration costs of $6.9 million.  In the first nine months of 2004, synergies totaled $75.2 million of the $80 million expected for the year, and integration costs reached $24.1 million.

Below is the review of operations for the Contract and Retail office products segments.

Boise Office Solutions, Contract Segment
($ in millions)

	3Q 2004	3Q 2003	2Q 2004

Sales	$1,096	$934	$1,038
Operating income	$31.4	$31.0	$21.4
Operating margin	2.9%	3.3%	2.1%

Boise Office Solutions, Contract, sales of $1.096 billion in third quarter 2004 were 17% higher than sales in third quarter 2003 and 6% higher than in second quarter 2004.  Year-over-year same-location sales on a pro forma basis rose 7% in the third quarter.

This segment reported third quarter 2004 operating income of $31.4 million, compared with $31.0 million in third quarter 2003 and $21.4 million in second quarter 2004.  The operating margin was 2.9%, compared with 3.3% in third quarter a year ago and 2.1% in second quarter 2004.  The Contract segment includes the former OfficeMax direct business, which is supported by excess warehouse capacity and recorded losses in the first, second, and third quarters of 2004.

Boise Office Solutions, Retail Segment
($ in millions)

	3Q 2004	2Q 2004

Sales	$1,138	$967
Operating income (loss)	$25.1	$(5.4)
Operating margin	2.2%	(0.6)%

Boise began reporting its Boise Office Solutions, Retail, segment on December 10, 2003.  In third quarter 2004, segment sales of $1.138 billion were 1% lower than OfficeMax retail sales on a pro forma basis in third quarter 2003 and 18% higher than sales in second quarter 2004.  In first quarter 2004, the company closed 45 retail stores.  Same-store pro forma sales were 1% higher than the year-ago third quarter.

The Retail segment reported operating income of $25.1 million in third quarter 2004, compared with a loss of $5.4 million in second quarter 2004, and an operating margin of 2.2%, compared with (0.6)% in second quarter 2004.  Third quarter 2004 results were hampered by hurricanes in the southeastern United States, which caused temporary retail store closures, lost sales, and an estimated $3.0 million in lost income.

Boise Building Solutions
($ in millions)

	3Q 2004	3Q 2003	2Q 2004

Sales	$1,051	$828	$1,055
Operating income	$94.6	$56.4	$126.7
BEFORE SPECIAL ITEM
Operating income	$94.6	$56.4	$80.2

Boise Building Solutions reported operating income of $94.6 million in third quarter 2004, compared with $56.4 million in third quarter 2003 and $80.2 million in second quarter 2004 before a special item.  Third quarter 2004 results were aided by a pretax gain of $13.1 million on the sale of certain Idaho timberlands.

Relative to third quarter 2003, average plywood prices increased 14%, and lumber prices jumped 29%.  Sales of engineered wood products grew 36%, compared with third quarter 2003.  Building materials distribution sales increased 34% year over year.

Relative to second quarter 2004, average plywood prices decreased 9%, while lumber prices increased 2% on average.  Engineered wood products sales increased 12% from the previous quarter.  Building materials distribution sales increased 1%.

Boise Paper Solutions
($ in millions)

	3Q 2004	3Q 2003	2Q 2004

Sales	$531	$474	$494
Operating income (loss)	$20.8	$0.2	$(1.0)

Operating income in Boise Paper Solutions was $20.8 million in third quarter 2004, compared with $200,000 in third quarter 2003 and an operating loss of $1.0 million in second quarter 2004.  A September hurricane cost the business approximately $2.8 million due to timber and mill damage and lost production at our pulp and paper mill in Jackson, Alabama.

Results were higher than those of a year ago because of higher average paper prices (up 7%) and higher unit sales volume (up 3%).  Relative to second quarter 2004, average paper prices increased 6%.

OUTLOOK

In July 2004, Boise Cascade Corporation announced the sale of its paper, forest products, and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, LLC, a new company formed by Madison Dearborn Partners LLC (MDP).  The targeted completion date for this transaction is October 29.

In connection with this transaction, Boise announced on October 5, 2004, that it is offering to pay up to $800 million to repurchase all or a portion of certain outstanding debt securities.  In addition, the company is making a simultaneous offer to pay up to $177 million to redeem its senior floating rate debentures.

When the transaction with MDP closes, Boise Cascade Corporation will change its name to OfficeMax Incorporated.  It will continue to operate the office products distribution business as its principal business.  OfficeMax will trade on the New York Stock Exchange under the ticker symbol OMX, and its corporate headquarters will be in Itasca, Illinois.

Privately held Boise Cascade, LLC, will operate from its headquarters in Boise, Idaho.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call on Tuesday, October 19, 2004, at noon Eastern Daylight Time, at which time we will review the company’s recent performance and discuss the outlook for our office products business.  You can join the webcast through the Boise website. Go to www.bc.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 — international callers should dial (706) 634-0995 — at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

The Outlook section of this press release contains forward-looking statements about the announced sale of our paper, forest products, and timberland assets, and the associated offer to repurchase some of our outstanding debt securities.  These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected.  The proposed asset disposition is subject to several conditions.  There is no assurance we will be able to complete the sale at all or complete it on the terms and conditions we have reported here and elsewhere.  If we cannot complete the sale, we will not be able to repay debt within the timeframes we currently anticipate.  In addition, other intervening or unexpected events, changes in our debt structure, or unanticipated cash requirements could disrupt our plans for the use of proceeds from the asset sale.  Forward-looking statements speak only as of the date of this release.  We undertake no obligation to update them in light of new information.

BOISE CASCADE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(unaudited)
(thousands, except per-share amounts)

	Three Months Ended
	September 30		June 30,
	2004	2003	2004

Sales	$3,650,930	$2,110,601	$3,401,189

Costs and expenses
Materials, labor and other operating expenses	2,835,024	1,695,809	2,673,447
Depreciation, amortization and cost of company timber harvested	102,130	78,019	100,693
Selling and distribution expenses	496,229	224,405	478,015
General and administrative expenses	77,745	38,576	73,739
Other (income) expense, net	(1,161)	1,133	(43,946)
	3,509,967	2,037,942	3,281,948

Equity in net income of affiliates	—	4,038	1,244

Income from operations	140,963	76,697	120,485

Interest expense	(39,945)	(31,657)	(40,432)
Interest income	455	221	450
Foreign exchange gain (loss)	1,072	133	(524)
	(38,418)	(31,303)	(40,506)

Income before income taxes and minority interest	102,545	45,394	79,979
Income tax provision	(40,267)	(12,510)	(29,192)

Income before minority interest	62,278	32,884	50,787
Minority interest, net of income tax	(1,145)	—	(406)

Net income	61,133	32,884	50,381
Preferred dividends	(3,242)	(3,191)	(3,168)

Net income applicable to common shareholders	$57,891	$29,693	$47,213

Net income per common share
Basic	$0.67	$0.51	$0.54

Diluted	$0.63	$0.48	$0.52

SEGMENT INFORMATION

	Three Months Ended
	September 30		June 30,
	2004	2003	2004
	(unaudited, thousands)
Segment sales
Boise Office Solutions, Contract	$1,096,192	$934,050	$1,038,112
Boise Office Solutions, Retail	1,138,461	—	966,668
	2,234,653	934,050	2,004,780

Boise Building Solutions	1,051,240	828,097	1,055,267
Boise Paper Solutions	531,137	474,167	494,226
Intersegment eliminations and other	(166,100)	(125,713)	(153,084)
	$3,650,930	$2,110,601	$3,401,189

Segment income (loss)
Boise Office Solutions, Contract	$31,442	$30,961	$21,410
Boise Office Solutions, Retail	25,102	—	(5,365)
	56,544	30,961	16,045

Boise Building Solutions	94,647	56,445	126,659
Boise Paper Solutions	20,765	191	(958)
Corporate and Other	(29,466)	(10,546)	(21,335)
	142,490	77,051	120,411

Interest expense	(39,945)	(31,657)	(40,432)

Income before income taxes and minority interest	$102,545	$45,394	$79,979

Before special items

Segment income (loss)
Boise Office Solutions, Contract	$31,442	$30,961	$21,410
Boise Office Solutions, Retail	25,102	—	(5,365)
	56,544	30,961	16,045

Boise Building Solutions	94,647	56,445	80,161
Boise Paper Solutions	20,765	191	(958)
Corporate and Other	(29,466)	(10,546)	(21,335)
	142,490	77,051	73,913

Interest expense	(39,945)	(31,657)	(40,432)

Income before income taxes and minority interest	$102,545	$45,394	$33,481

BOISE CASCADE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(unaudited)
(thousands, except per-share amounts)

	Nine Months Ended September 30
	2004	2003

Sales	$10,581,773	$5,892,828

Costs and expenses
Materials, labor and other operating expenses	8,270,924	4,789,443
Depreciation, amortization and cost of company timber harvested	301,172	227,331
Selling and distribution expenses	1,480,676	656,039
General and administrative expenses	224,373	109,246
Other (income) expense, net	(91,768)	14,121
	10,185,377	5,796,180

Equity in net income of affiliates	6,311	4,453

Income from operations	402,707	101,101

Interest expense	(121,029)	(94,911)
Interest income	1,389	653
Foreign exchange gain	728	2,949
	(118,912)	(91,309)
Income before income taxes, minority interest and cumulative effect of accounting changes	283,795	9,792
Income tax (provision) benefit	(106,423)	415

Income before minority interest and cumulative effect of accounting changes	177,372	10,207
Minority interest, net of income tax	(2,393)	—

Income before cumulative effect of accounting changes	174,979	10,207
Cumulative effect of accounting changes, net of income tax	—	(8,803)

Net income	174,979	1,404
Preferred dividends	(9,776)	(9,744)

Net income (loss) applicable to common shareholders	$165,203	$(8,340)

Net income (loss) per common share
Basic before cumulative effect of accounting changes	$1.91	$0.01
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic	$1.91	$(0.14)

Diluted before cumulative effect of accounting changes	$1.81	$0.01
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted	$1.81	$(0.14)

SEGMENT INFORMATION

	Nine Months Ended September 30
	2004	2003
	(unaudited, thousands)
Segment sales
Boise Office Solutions, Contract	$3,254,411	$2,777,258
Boise Office Solutions, Retail	3,326,121	—
	6,580,532	2,777,258

Boise Building Solutions	2,958,046	2,095,584
Boise Paper Solutions	1,500,835	1,401,756
Intersegment eliminations and other	(457,640)	(381,770)
	$10,581,773	$5,892,828

Segment income (loss)
Boise Office Solutions, Contract	$87,234	$75,516
Boise Office Solutions, Retail	43,769	—
	131,003	75,516

Boise Building Solutions	289,728	57,812
Boise Paper Solutions	47,607	529
Corporate and Other	(63,514)	(29,154)
	404,824	104,703

Interest expense	(121,029)	(94,911)

Income before income taxes, minority interest and cumulative effect of accounting changes	$283,795	$9,792

Before special items

Segment income (loss)
Boise Office Solutions, Contract	$87,234	$84,739
Boise Office Solutions, Retail	43,769	—
	131,003	84,739

Boise Building Solutions	243,230	57,812
Boise Paper Solutions	(12,308)	730
Corporate and Other	(63,514)	(28,464)
	298,411	114,817

Interest expense	(121,029)	(94,911)

Income before income taxes, minority interest and cumulative effect of accounting changes	$177,382	$19,906

(1)                                 Financial Information

The Consolidated Statements of Income and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2003 Annual Report on Form 10-K.  In all periods presented, net income involved estimates and accruals.

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year’s presentation.  These reclassifications did not affect net income.

(2)                                 Reconciliation of Net Income and Diluted Income (Loss) Per Share Before Special Items and          the Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

In the following tables, we reconcile our financial measures before special items and the cumulative effect of accounting changes to our reported financial results for the three months ended June 30, 2004, and September 30, 2003, and the nine months ended September 30, 2004 and 2003 (see Notes 4-7 and Note 9).  There were no special items during the three months ended September 30, 2004.

	Three Months Ended
	June 30, 2004			September 30, 2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$21.4	$—	$21.4	$31.0	$—	$31.0
Boise Office Solutions, Retail	(5.4)	—	(5.4)	—	—	—
	16.0	—	16.0	31.0	—	31.0

Boise Building Solutions	126.7	(46.5)	80.2	56.4	—	56.4
Boise Paper Solutions	(1.0)	—	(1.0)	0.2	—	0.2
Corporate and Other	(21.3)	—	(21.3)	(10.5)	—	(10.5)
	120.4	(46.5)	73.9	77.1	—	77.1
Interest expense	(40.4)	—	(40.4)	(31.7)	—	(31.7)
Income before income taxes and minority interest	80.0	(46.5)	33.5	45.4	—	45.4
Income tax provision	(29.2)	18.1	(11.1)	(12.5)	(2.9)	(15.4)
Income before minority interest	50.8	(28.4)	22.4	32.9	(2.9)	30.0
Minority interest, net of income tax	(0.4)	—	(0.4)	—	—	—
Net income	$50.4	$(28.4)	$22.0	$32.9	$(2.9)	$30.0

Net income per common share (c)
Diluted	$0.52	$(0.31)	$0.21	$0.48	$(0.05)	$0.43

(a)          See Note 5 for a discussion of this special item.

(b)         See Note 7 for a discussion of this special item.

(c)          Calculated using 91.7 million and 62.7 million average diluted shares outstanding for the three months ended June 30, 2004, and September 30, 2003 (see Note 10).

	Nine Months Ended
	September 30, 2004			September 30, 2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$87.2	$—	$87.2	$75.5	$9.2	$84.7
Boise Office Solutions, Retail	43.8	—	43.8	—	—	—
	131.0	—	131.0	75.5	9.2	84.7

Boise Building Solutions	289.7	(46.5)	243.2	57.8	—	57.8
Boise Paper Solutions	47.6	(59.9)	(12.3)	0.5	0.2	0.7
Corporate and Other	(63.5)	—	(63.5)	(29.1)	0.7	(28.4)
	404.8	(106.4)	298.4	104.7	10.1	114.8
Interest expense	(121.0)	—	(121.0)	(94.9)	—	(94.9)
Income before income taxes, minority interest and cumulative effect of accounting changes	283.8	(106.4)	177.4	9.8	10.1	19.9
Income tax (provision) benefit	(106.4)	41.4	(65.0)	0.4	(6.8)	(6.4)

Income before minority interest and cumulative effect of accounting changes	177.4	(65.0)	112.4	10.2	3.3	13.5
Minority interest, net of income tax	(2.4)	—	(2.4)	—	—	—
Income before cumulative effect of accounting changes	175.0	(65.0)	110.0	10.2	3.3	13.5
Cumulative effect of accounting changes, net of income tax	—	—	—	(8.8)	8.8	—
Net income	$175.0	$(65.0)	$110.0	$1.4	$12.1	$13.5

Net income (loss) per common share (c)
Diluted before cumulative effect of accounting changes	$1.81	$(0.71)	$1.10	$0.01	$0.06	$0.07
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.15)	0.15	—
Diluted	$1.81	$(0.71)	$1.10	$(0.14)	$0.21	$0.07

(a)          See Notes 4 and 5 for a discussion of these special items.

(b)         See Notes 6, 7, and 9 for a discussion of these special items.

(c)          Calculated using 91.7 million and 58.3 million average diluted shares outstanding for the nine months ended September 30, 2004, and September 30, 2003 (see Note 10).

(3)                                 Acquisition of OfficeMax

On December 9, 2003, we acquired OfficeMax, Inc.  OfficeMax is a subsidiary of Boise Cascade Corporation, and the results of OfficeMax operations after December 9, 2003, are included in our Boise Office Solutions, Contract and Retail segments.  For more information about the acquisition, see Note 2, OfficeMax Acquisition, in “Item 8.  Financial Statements and Supplementary Data” in our 2003 Annual Report on Form 10-K.

(4)           First Quarter 2004

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.  This item increased net income $36.6 million after taxes for the nine months ended September 30, 2004.

(5)           Second Quarter 2004

In May 2004, we sold our 47% interest in Voyageur Panel to Ainsworth Lumber Co. Ltd. for $91.2 million of cash.  We recorded a $46.5 million gain in “Other income (expense)” in our Boise Building Solutions segment.  This item increased net income $28.4 million after taxes for the three months ended June 30, 2004, and the nine months ended September 30, 2004.

Prior to the sale, we accounted for the joint venture under the equity method.  Accordingly, segment results do not include the joint venture’s sales but do include $1.2 million and $4.0 million of equity in earnings during the three months ended June 30, 2004, and September 30, 2003.  The nine months ended September 30, 2004 and 2003, include $6.3 million and $4.4 million of equity in earnings.

(6)           First Quarter 2003

In first quarter 2003, we announced the termination of approximately 550 employees and recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net.”  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in the Boise Office Solutions, Contract, segment; $0.2 million in the Boise Paper Solutions segment; and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which were paid in 2003 with the remainder to be paid in 2004.  This item decreased our net income $6.1 million for the nine months ended September 30, 2003.

(7)           Third Quarter 2003

During third quarter 2003, we recorded a net $2.9 million gain, which included a one-time tax benefit related to a favorable tax ruling, net of changes in other tax items.

(8)           Income Taxes

Our estimated effective tax provision rate for the nine months ended September 30, 2004, was 37.5%, compared with an effective tax benefit rate of 4.2% for the nine months ended September 30, 2003.  Before the special items discussed in Notes 4 through 7 above, our estimated tax provision rate for the nine months ended September 30, 2004, was 36.7%, compared with a 32.4% tax benefit rate for the nine months ended September 30, 2003.  Changes in estimated tax rates are due to the sensitivity of the rates to changing income levels and the mix of domestic and foreign sources of income.

(9)           Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for the estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  Effective January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s Emerging Issues Task Force EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor.  Under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  This change resulted in a one-time, noncash, cumulative-effect adjustment of $4.7 million, or 8 cents per share.

(10)         Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding.  For the nine months ended September 30, 2003, the computation of diluted loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

	Three Months Ended
	September 30		June 30,
	2004	2003	2004
	(unaudited)
	(thousands, except per-share amounts)
BASIC
Net income	$61,133	$32,884	$50,381
Preferred dividends	(3,242)	(3,191)	(3,168)
Basic income	$57,891	$29,693	$47,213

Average shares used to determine basic income per common share	86,864	58,411	86,474

Basic income per common share	$0.67	$0.51	$0.54

DILUTED
Basic income	$57,891	$29,693	$47,213
Preferred dividends eliminated	3,242	3,191	3,168
Supplemental ESOP contribution	(2,971)	(2,891)	(2,869)
Diluted income	$58,162	$29,993	$47,512

Average shares used to determine basic income per common share	86,864	58,411	86,474
Restricted stock, stock options and other	1,982	956	1,976
Series D Convertible Preferred Stock	3,170	3,330	3,252
Average shares used to determine diluted income per common share	92,016	62,697	91,702

Diluted income per common share	$0.63	$0.48	$0.52

	Nine Months Ended September 30
	2004	2003
	(unaudited)
	(thousands, except per-share amounts)
BASIC
Income before cumulative effect of accounting changes	$174,979	$10,207
Preferred dividends (a)	(9,776)	(9,744)
Basic income before cumulative effect of accounting changes	165,203	463
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Basic income (loss)	$165,203	$(8,340)

Average shares used to determine basic income (loss) per common share	86,472	58,334

Basic income per common share before cumulative effect of accounting changes	$1.91	$0.01
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic income (loss) per common share	$1.91	$(0.14)

DILUTED
Basic income before cumulative effect of accounting changes	$165,203	$463
Preferred dividends eliminated	9,776	—
Supplemental ESOP contribution	(8,903)	—
Diluted income before cumulative effect of accounting changes	166,076	463
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Diluted income (loss)	$166,076	$(8,340)

Average shares used to determine basic income (loss) per common share	86,472	58,334
Restricted stock, stock options, and other	1,947	—
Series D Convertible Preferred Stock	3,244	—
Average shares used to determine diluted income (loss) per common share	91,663	58,334

Diluted income per common share before cumulative effect of accounting changes	$1.81	$0.01
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted income (loss) per common share	$1.81	$(0.14)

(a)          Dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.